SALE & PURCHASE OF JOINT VENTURE INTEREST
THIS AGREEMENT dated for reference the 10th day of March, 2003.

BETWEEN
FALLS MOUNTAIN COAL INC., a company incorporated under the laws of British Columbia having its registered office at Suite 3000 - 1055 West Georgia Street Vancouver, BC V6E 3R3
(the "Buyer")
AND:
MITSUI MATSUSHIMA CANADA LTD., a company incorporated under the laws of British Columbia having its registered office at Suite 1600 - 777 Dunsmuir Street, Vancouver, BC V7Y 1K7

(the "Seller")

AND:
GLOBALTEX INDUSTRIES INC., a company incorporated under the laws of British Columbia having its registered office at Suite 3000 - 1055 West Georgia Street Vancouver, BC V6E 3R3

("Globaltex")
WHEREAS:
A. The Seller wishes to sell to the Buyer and the Buyer wishes to purchase from the Seller the Joint Venture Interest, all on the terms and conditions set forth in this Agreement; and
B. Globaltex has agreed to guarantee the performance by the Buyer, a wholly-owned subsidiary of Globaltex, of its obligations under this Agreement, and to provide security for its guarantee on the basis described herein.

IN CONSIDERATION of the covenants and agreements in this Agreement, the Parties agree as follows:

1. INTERPRETATION
1.1 Incorporated Definitions
In this Agreement, except as expressly provided or as the context otherwise requires, capitalized terms will have the meanings given to them in the Joint Venture Agreement, which meanings will continue to be incorporated into this Agreement notwithstanding the eventual termination of the Joint Venture Agreement.

1.2 Other Defined Terms
In this Agreement:
(a) "Agreement" means this agreement including any recitals and Schedules to this agreement, as amended, supplemented or restated from time to time;
(b) "Ancillary Joint Venture Agreements" means the agreements listed on
Schedule 1.2(b);
(c) "Break Fee" means the $500,000 break fee payable in accordance with Section 2.6;
(d) "Closing" and "Closing Date" will have the meanings set out in Section 11.1
(e) "Closing Period" means the period commencing on the execution and delivery of this Agreement by all of the Parties, and ending on the first to occur of the Closing Date and the Expiry Time, unless the condition in section 2.2(b) is satisfied or waived on December 3, 2003, then the Closing Period shall continue until December 10, 2003;
(f) "Damages" means actions, demands, losses, claims, damages (including lost profits, consequential damages, interest, remediation cost recovery claims, orders, penalties, expenses, fines and monetary sanctions) liabilities and costs of whatever kind or character;
(g) "Effective Time" means 12:01 a.m. on the Closing Date or such other time as may be agreed upon by the Parties in writing;
(h) "Expiry Time" means 11:59 p.m. on December 3, 2003 or such earlier time that the Buyer notifies in writing to the Seller;
(i) "Falls Mountain Share Pledge" means a share pledge agreement in the form attached as Schedule 1.2(i) pursuant to which Globaltex will pledge all of the issued and outstanding shares in the capital of the Buyer to the Seller as security for the Globaltex guarantee of the Buyer's performance of its obligations under this Agreement, including, without limitation, the Buyer's obligations pursuant to Section 2.6;
(j) "Financing" means debt or equity financing to fund the obligations of the Buyer and Globaltex under this Agreement and to fund the development of the Willow Creek Project, or related general and administrative expenses of the Borrower;
(k) "Governmental Authority" means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, tribunal, commission or other authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government;
(l) "Joint Venture" means the joint venture formed pursuant to the Joint Venture Agreement;
(m) "Joint Venture Agreement" means the joint venture agreement between the Seller, the Buyer and Globaltex dated February 14, 1996 (as amended);
(n) "Joint Venture Interest" means all of the Seller's Participating Interest in the Joint Venture, as adjusted from time to time in accordance with the Joint Venture Agreement and this Agreement, including, without limitation, the Seller's interest in the Assets of the Joint Venture, and its interest in the Joint Venture Agreement and Ancillary Joint Venture Agreements, and the Seller's Share in the capital of Pine Valley;
(o) "Liens" means any mortgage, lien, charge, hypothec or encumbrance, whether fixed or floating, on, or any security interest in, any property, whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind;
(p) "Marketing Agreement" means the Mitsui Marketing Agreement made on
February 14, 1996 between Pine Valley, the Buyer, the Seller, BCR Ventures Inc., and Mitsui (as amended);
(q) "Mitsui" means Mitsui Matsushima Co., Ltd., a company incorporated under the laws of Japan and having its principal office at 1-12, Otemon 1-chome, Chuo-ku, Fukuoka-shi, Fukuoka Prefecture, Japan;
(r) "Notice" means any notice, citation, directive, order, claim litigation, investigation, proceeding, judgment, letter or other communication, written or oral, actual or threatened, from any Person;
(s) "Parties" means the parties to this Agreement;
(t) "Permitted Liens" means the Liens described on Schedule 1.2(t);
(u) "Person" means any natural person, sole proprietorship, partnership, corporation, trust, joint venture, any Governmental Authority or any incorporated or unincorporated entity or association of any nature;
(v) "Pine Valley" means Pine Valley Coal Ltd., an Alberta corporation having its principal British Columbia business office at Suite 501 - 535 Thurlow Street, Vancouver;
(w) "Purchase Price" means the purchase price for the Joint Venture Interest in the form described in Section 3.4;
(x) "Share" means a common share in the capital of Pine Valley;
(y) "Shareholders' Agreement" means the shareholders' agreement between the Seller, the Buyer and Pine Valley dated February 14, 1996 (as amended);
(z) "Taxes" means all income, franchise, business, property, sales, use, goods and services or value added, withholding, excise, alternate minimum capital, transfer, excise, customs, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, dues and charges and other taxes required to be reported upon or paid to any domestic or foreign jurisdiction and all interest and penalties thereon;
(aa) "Terminated Ancillary Agreements" means the agreements listed on Schedule 1.2(aa); and
(bb) "Willow Creek Project" means the exploration, development and commercial exploitation of coal properties within the Area of Mutual Interest.

1.3  Governing Law
This Agreement and each of the documents contemplated by or delivered under or in connection with this Agreement are governed exclusively by, and are to be enforced, construed and interpreted exclusively in accordance with, the laws of British Columbia and the laws of Canada applicable in British Columbia which will be deemed to be the proper law of this Agreement.

1.4 Severability
Each provision of this Agreement is intended to be severable and accordingly:
(a) the unenforceability or invalidity of any particular provision under any applicable law or in any jurisdiction, as determined by a court having jurisdiction, an arbitrator or arbitrators appointed under this Agreement, or other authority having jurisdiction, will not affect the validity or enforceability of any other provision, except that if, the other provision is expressly stated to be, or if, on a proper construction of this Agreement as a whole, it is reasonable to conclude that the Parties intended the other provision to be, dependent on the validity and enforceability of the particular provision, the other provision will also be invalid or unenforceable; and
(b) if any provision of this Agreement is determined to be invalid or unenforceable as aforesaid or is invalid or unenforceable pursuant to subparagraph (a), the balance of this Agreement will be construed and enforced as if all invalid or unenforceable provisions were not contained herein.
If, as a result of a determination that any part of this Agreement is unenforceable or invalid as aforesaid, and as a result of or despite the operation of this section, the expectations of the Parties, as determined on a proper construction of this Agreement as a whole, are substantially frustrated, the Parties will negotiate in good faith such amendments and additions to this Agreement as are reasonable and necessary to realize the original expectations to the greatest extent possible under the circumstances. If such amendments or additions are not agreed to within a reasonable time after the determination, either Party may by Notice terminate this Agreement.

1.5 Number and Gender
Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.6 Time of Day
Unless otherwise specified, references to time of day or date mean the local time or date in Vancouver, British Columbia.

1.7 Time of Essence
Time is of the essence of this Agreement.

1.8 Schedules
The schedules attached to this Agreement, will, for all purposes, form an integral part of the Agreement.

1.9 Currency
Except as otherwise expressly provided, all references to amounts of money mean lawful currency of the Canada.

2. COMPLETION
2.1 Marketing Agreement
Coincident with the execution and delivery of this Agreement the Seller will deliver to the Buyer a letter from Mitsui substantially in the form attached as
Schedule 2.1 respecting the status of the Marketing Agreement.

2.2 Conditions for the Benefit of the Buyer
The obligations of the Buyer to complete the Closing are subject to the conditions stated at Subsections 2.2(a) and 2.2(b) below which are for the exclusive benefit of the Buyer and all or any of which may be waived by the Buyer.
(a) The Buyer will have obtained all necessary regulatory approvals for the completion of the purchase and sale transaction herein contemplated, including, but not limited to the acceptance of the TSX Venture Exchange, within 60 days of the commencement of the Closing Period.
(b) The Buyer will have obtained the Financing, on terms acceptable to it at its absolute discretion.

2.3 Reasonable Efforts
The Buyer must use reasonable commercial efforts to fulfil the conditions set out in Section 2.2 promptly following the execution and delivery of this Agreement.

2.4 Notices
(a) The Buyer will give notice to the Seller immediately upon satisfaction of each of the conditions set out in Section 2.2.
(b) The Buyer will immediately give notice to the Seller of anything which will or is likely to prevent any of the conditions set out in Section 2.2 from being satisfied on or before the Expiry Time.
(c) The Buyer will, from time to time and at the request of the Seller, provide reports to the Seller as to the progress of the Buyer in connection with the Buyer's efforts to satisfy the conditions set out in Section 2.2.
(d) If, by the Expiry Time, the Buyer does not give notice to the Seller that the condition set out in Subsection 2.2(b) has been satisfied or waived, then such condition will be deemed not to have been satisfied, nor waived.

2.5 Failure To Close
If all of the conditions set out in Section 2.2 are not satisfied or waived on or before the Expiry Time then:
(a) the Seller's obligation to sell and the Buyer's obligation to buy the Joint Venture Interest will terminate, the Buyer will have no obligation to make the Closing deliveries described in Section 11.3, and the Buyer will have no further liability to the Seller resulting from the failure of the Buyer to complete the Closing except for the obligation to pay the Break Fee pursuant to
Section 2.6;
(b) the Seller's rights and obligations arising under or out of the Joint Venture Interest and the Joint Venture Agreement, to the extent limited by this Agreement, will be restored, including the full benefit of the Seller's Business Account, if any, and Participating Account, without any obligation to in any way reimburse or compensate the Buyer for amounts contributed to the Seller's Business Account, if any, and credited to the Seller's Participating Account, during the Closing Period pursuant to Subsection 5.1(e) and Subsection 5.1(f); and
(c) the Buyer will remain solely responsible for, and, subject to Subsection 5.1(e), the Seller will not be in any way responsible for, any and all obligations arising under any contract entered into by the Buyer or Pine Valley in connection with the Willow Creek Project during the Closing Period, including all such obligations coming due after the Closing Period, unless the Seller provides its written consent.

2.6 Break Fee
If all of the conditions set out in Section 2.2 are not satisfied or waived on or before the Expiry Time, then, unless the Buyer has failed to obtain the regulatory approvals described in Subsection 2.2(a) despite the Buyer having complied with its obligations under Section 2.3, the Buyer will pay to the Seller within 14 days of the Expiry Time the Break Fee in the form of a bank draft or certified cheque.

3. PURCHASE AND SALE
3.1 Sale of Joint Venture Interest
Subject to Section 2.2, on the Closing Date the Seller will sell, and the Buyer will purchase, the Joint Venture Interest free and clear of all Liens, except the Permitted Liens, for the Purchase Price.

3.2 Title
(a) Title to the Joint Venture Interest will pass to the Buyer on the Closing Date upon the payment of the Purchase Price by the Buyer to the Seller in the form provided for in Section 3.4 and the completion of the Buyer's other Closing deliveries described under Section 11.3.
(b) In order to facilitate the passing of title described in Subsection (a), the Seller will take all necessary steps and proceedings to cause the assets and other interests making up the Joint Venture Interest to be duly and validly transferred to the Buyer free and clear of all Liens, except the Permitted Liens, and to permit the Buyer to record evidence of such transfer to be entered in all third party records of such assets and interests.

3.3 Environmental Liabilities
(a) Notwithstanding the terms of the Joint Venture Agreement, effective from the completion of the Closing, the Buyer will assume and be solely responsible for all Environmental Liabilities, the performance of all Environmental Compliance in relation to the Properties and operations thereon, and all Environmental Damage, and the Buyer will indemnify and save harmless the Seller from and against all Environmental Liabilities.
(b) In the event that Closing does not occur, the Buyer will indemnify and save harmless the Seller against all Environmental Liabilities and all responsibility for Environmental Compliance and Environmental Damage principally attributable to fraud, negligence, bad faith, wilful misfeasance or the reckless disregard of sound environmental stewardship by the Buyer, Pine Valley or their respective officers or employees during the Closing Period.
(c) The indemnities and exemptions from liability contained in this Section 3.3 will also be available and extend to protect every shareholder, director, officer, and employee of the Seller.

3.4 Purchase Price
The purchase price for the Joint Venture Interest is $6,000,000 payable by the delivery by the Buyer to the Seller on the Closing Date of a certified cheque or bank draft in the amount of $6,000,000.

3.5 Taxes

The Purchase Price is exclusive of, and the Buyer will be liable for and will pay when due, all taxes, transfer registration charges and transfer fees (other than income taxes of the Seller) properly payable in connection with the transfer of the Joint Venture Interest by the Seller to the Buyer, including, but not limited to:
(a) all goods and services tax ("GST") applicable to the sale and transfer of the Joint Venture Interest hereunder will be paid by the Buyer to the Seller at the same time as the Purchase Price is paid, provided that the Parties agree to make joint elections in the prescribed manner and form pursuant to the Excise Tax Act (currently form GST44E) in order that no GST will be payable in respect of the purchase and sale contemplated herein. All GST collected by the Seller from the Buyer will be remitted by the Seller in accordance with the Excise Tax Act; and
(b) all provincial sales tax applicable to the sale and transfer of the Joint Venture Interest will be paid by the Buyer to the applicable provincial government department no later than 14 days following the Closing Date.

3.6 Allocation of Purchase Price
The Purchase Price will be allocated firstly to the assets of Joint Venture as accounted for by Pine Valley in the Joint Venture accounts as at December 31, 2002 . Any residual value will be ascribed to the Properties. For the mutual reference of the Parties, a copy of the unaudited Joint Venture accounts for the 2002 fiscal period are attached as Schedule 3.6.

3.7 Accounts
Notwithstanding the allocation of the Purchase Price pursuant to Section 3.6 and without limiting the Buyer's obligations pursuant to Subsections 5.1(e) and 5.1(f), for tax purposes, the treatment, allocation and application of all of the Buyer's expenditures on the Willow Creek Project during the Closing Period will be for the Buyer's account..

4. MARKETING AGREEMENT
4.1 No Subagents
The Seller hereby represents and warrants to the Buyer and Globaltex that, to the best of the Seller's knowledge, Mitsui has not appointed any subagents as permitted by Section 3.7 of the Marketing Agreement, nor has it entered into any unperformed coal sales contracts relating to the Willow Creek Project.

4.2 Suspension of Agreements
During the Closing Period:
(a) the operation of the Marketing Agreement, the Terminated Ancillary Agreements, and all rights and obligations arising out or thereunder will be suspended;
(b) Pine Valley, as directed by the Buyer, will be permitted to act as the coal sales agent to the Joint Venture, provided that the Buyer will ensure that Pine Valley will not appoint any new coal sales agent unless such appointment will automatically terminate, with no follow on rights, obligations for, or recourse against, Pine Valley, Mitsui, or the Seller, in the event that Closing does not occur; and
(c) Pine Valley will be allowed to enter into new coal sales contracts, provided that, if the coal deliverable under any such coal sales contract is deliverable after the Expiry Time, then the Buyer will, unless Mitsui provides its written consent to such a contract, ensure that Pine Valley will only enter into coal sales contracts that contain a condition that the contact is conditional upon the completion of the Closing and will automatically terminate, with no follow on rights, obligations for, or recourse against, Pine Valley, Mitsui, or the Seller, in the event that Closing does not occur.

4.3 Operating Agreement

Coincident with the execution and delivery of this Agreement, the Buyer will deliver to the Seller a letter from Pine Valley in substantially the form attached as Schedule 4.3 respecting the status of the Sales Agency Agreement and the Operating Agreement during the Closing Period.

4.4 Terminated Ancillary Agreements
The Parties acknowledge and agree that, upon the completion of the Closing, the Marketing Agreement, the Terminated Ancillary Agreements, and all rights and obligations arising out or thereunder will then immediately terminate without further action on the part of any Party and be of no further force or effect.

5. STATUS OF THE JOINT VENTURE
5.1 Management of the Joint Venture
During the Closing Period:
(a) the Seller (including its authorized representatives) will not exercise any of its voting rights arising under Sections 9.3 and 9.5 of the Joint Venture Agreement;
(b) the Seller will not enter into any agreements, nor will it take any actions or participate in any discussions with any third party concerning a sale, transfer or assignment of any or all of the Joint Venture Interest other than the sale of the Joint Venture Interest contemplated under this Agreement;
(c) all requirements for Management Committee notices, votes and proceedings will be suspended;
(d) all power and authority of the Management Committee to manage the business and affairs of the Joint Venture will be vested solely in the Buyer, including the power to approve or amend any Program or Budget for the Closing Period;
(e) except as otherwise consented to in writing by the Seller, the Buyer will be solely responsible for paying all costs and expenses of the Joint Venture incurred during such period without any dilution to the Seller's Participating Interest, including, without limitation, paying any and all amounts due, in response to any new Cash Calls and, both during and after the Closing
Period, under any new contracts entered into by Pine Valley or otherwise in connection with the Joint Venture during the Closing Period;
(f) funding by the Buyer of the costs and expenses of the Joint Venture incurred during such period will not result in any dilution of the Seller's Joint Venture Interest irrespective of whether Closing occurs or not, nor will it result in the creation of a debt owing to the Buyer by the Seller (For greater clarity, the Seller will gain a proportional one-third interest in all new Assets and any additions to existing Assets that are created for the Joint Venture during the Closing Period, and at the end of the Closing Period there will be credited to the Seller's Participating Account such amount as is required for the Seller to have a one third (1/3) Participating Interest in the Joint Venture.);
(g) all coal mined from the Properties during the Closing Period will be taken in kind by the Buyer and any proceeds from the sale of the same will be for the account of the Buyer, provided that such proceeds will only be used to fund the Willow Creek Project;
(h) the Buyer will ensure that any new rail and port agreements entered into by the Joint Venture or Pine Valley will not be enforceable against the Seller in the event that Closing does not take place, unless the Seller provides its written consent;
(i) and while the Falls Mountain Share Pledge remains in effect, the Buyer will cause the Assets to remain debt free and unencumbered, except for regulatory encumbrances required in connection with the Willow Creek Project and Permitted Liens;
(j) and while the Falls Mountain Share Pledge remains in effect, the Buyer will cause the Joint Venture and Pine Valley to carry on the business of the Joint Venture in a prudent, business like and efficient manner;
(k) and while the Falls Mountain Share Pledge remains in effect, the Buyer will not dispose of any of the Assets except in the ordinary course of business;
(l) and while the Falls Mountain Share Pledge remains in effect, the Buyer will not pay any dividends to its shareholder, Globaltex, except to the extent permitted by applicable corporate law and as reasonably necessary to permit Globaltex to fund its ongoing general and administrative expenses;
(m) and while the Falls Mountain Share Pledge remains in effect, the Buyer will not dispose of or transfer any Participating Interest;
(n) and while the Falls Mountain Share Pledge remains in effect, the Buyer will not engage in any business activities that are not directly related to the Willow Creek Project, nor will the Buyer issue any securities; and
(o) with respect to Buyer's care and control over the Seller's Joint Venture Interest under this Agreement, the Buyer is in a fiduciary relationship with The Seller. If the Closing does not complete, then from the Expiry Time the Seller will be obligated to pay its share of the ongoing Asset maintenance obligations and any amounts due under any Cash Call made pursuant to a Program or Budget approved by the Management Committee after the Closing Period on the same basis as the Seller was obligated to do so prior to the Closing Period.

5.2 Reporting Obligations
During the Closing Period the Buyer and Pine Valley will be obliged to consult with, and provide to, the Seller and the Seller's engineers:
(a) written monthly reports outlining the status of the Willow Creek Project
(b) all reasonable information on the ongoing development of the Willow Creek Project and all reasonable detail on commercial matters in relation to the Joint Venture;
(c) from time to time, upon the Seller's request, the draft of any mining or operating plans;
(d) periodic reports on the progress of discussions between the Buyer and rail and port service providers to the Willow Creek Project; and
(e) promptly following the execution and delivery of this Agreement, the names of the members of the Buyer's management team, to the extent committed under written agreements, and an action plan to commercial production for the Willow Creek Project.

5.3 Confidentiality
The confidentiality provisions of the Joint Venture Agreement will apply to all information concerning the Joint Venture delivered to the Buyer or the Seller pursuant to this Agreement.

5.4 Limitation of Liability
Neither the Buyer, nor Globaltex, nor their respective shareholders, directors, officers and employees will be liable, responsible for or accountable in damages or otherwise to the Seller for any action taken or failure to act on behalf of the Joint Venture or Pine Valley within the scope of the authority conferred on them by this Agreement to manage the business and affairs of the Joint Venture during the Closing Period unless the act or omission was performed or omitted negligently, fraudulently, or in bad faith, constituted wilful or reckless disregard of the responsible Party's obligations under this Agreement, constituted a breach of the Buyer's fiduciary duty to the Seller under this Agreement, or constituted a material breach by a responsible Party of a material provision of this Agreement which has not been cured within 30 days (or in the process of being cured within 30 days and is cured within 60 days) of receipt of notice.

6. GUARANTEE
6.1 Guarantee of Globaltex
The Seller is willing to proceed with this Agreement and the transactions contemplated hereby only with the participation of Globaltex as set forth in this Section 6. In consideration of the payment of $20 and other good and valuable consideration paid and given by the Seller to Globaltex (the receipt and sufficiency of which are hereby acknowledged), Globaltex hereby guarantees the performance by the Buyer of the respective covenants, agreements and obligations of the Buyer under this Agreement and guarantees payment by the Buyer to the Seller of any and all loss, damage, expense, liability, claim or demand suffered or incurred by the Seller arising out of any breach of any covenant, agreement, representation or warranty of this Agreement by the Buyer or any misrepresentation on the part of the Buyer.

6.2 Ability to Deal
Globaltex acknowledges and agrees that none of the following will release Globaltex of any of its obligations under this Section 6:
(a) any modification, amendment or change to the rights or obligations of the Buyer under this Agreement in any manner whatsoever, regardless of the magnitude or materiality of such change and regardless of whether Globaltex has consented to or approved such change;
(b) the granting of any time, renewals, extensions, or indulgences to the Buyer with respect to its obligations under this Agreement;
(c) the taking of any securities (which word as herein used includes other guarantees) for the performance by the Buyer of its obligations under this Agreement; abstaining from taking or perfecting such securities; accepting compositions from, exchanging, enforcing, waiving or releasing any such securities; or otherwise dealing with such securities as the Seller may see fit, and, the Seller may apply all monies at any time received from such securities or the Buyer or others to such part of the liabilities of the Buyer as the Seller deems best and change such application in whole or in part from time to time as the Seller sees fit;
and Globaltex further waives presentment, demand, protest and all notices and any right to require the Seller to proceed against the Buyer or to proceed against or exhaust any security or pursue any other remedy available to the Seller as a condition to enforcement of Globaltex's obligations under this Agreement.

6.3 Falls Mountain Share Pledge
Coincident with the execution and delivery of this Agreement, Globaltex will deliver to the Seller the Falls Mountain Share Pledge and all deliveries contemplated thereunder, including the original certificates representing all of the issued and outstanding shares of the Buyer.

7. REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller hereby represents and warrants as follows and acknowledges and confirms that the Buyer is relying upon such representations and warranties in entering into this Agreement:
(a) the Seller is a valid and subsisting company duly incorporated under the laws of the Province of British Columbia and has all necessary corporate power and authority to enter into this Agreement and perform its obligations hereunder;
(b) this Agreement has been duly executed and delivered by the Seller and is a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency and other laws affecting creditors' rights generally and subject to the qualification that specific performance and injunction, as equitable remedies, may only be granted in the discretion of a court of competent jurisdiction;
(c) the Seller has good and sufficient right, power, corporate authority and capacity to own the Joint Venture Interest, and to enter into and perform its obligations under this Agreement, in particular, to transfer to the Buyer the legal title and beneficial ownership of the Joint Venture Interest, free and clear of all Liens, except Permitted Liens;
(d) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not conflict with or result in the breach of, or the acceleration of, any terms, provisions or conditions of or constitute a default under: (i) the constating documents of the Seller; (ii) any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate or other instrument to which the Seller is a party or is bound; or (iii) any term or provision of any licenses, registrations or qualifications of the Seller or any order of any governmental authority or any applicable law;
(e) the Seller is the registered and beneficial owner of one Share free and clear of all liens or encumbrances whatsoever (other than under the Shareholders' Agreement) and that Share represents all of the Shares owned, directly or indirectly by the Seller;
(f) the Seller beneficially owns a 33 1/3% Participating Interest in the Joint Venture on and subject to the terms of the Joint Venture Agreement, free and clear of all Liens whatsoever, except for Permitted Liens;
(g) the Share owned by the Seller is validly issued and outstanding as fully paid and non-assessable in the capital of the Pine Valley and has been issued to the Seller in compliance with all applicable laws;
(h) other than in connection with the Joint Venture Agreement, no person, other than the Buyer has any right, present or future, contingent or absolute (whether by law, pre-emptive or contract), to purchase the Joint Venture Interest;
(i) to the best of the Seller's knowledge and belief, without having made specific inquiry, there is not now pending or threatened against the Seller, nor has the Seller received notice in respect of any material claim, nor is the Seller aware of any facts (of which the Buyer is not aware) that could give rise to any claim, which could lead to, any litigation, action, suit or other proceeding by or before any court, tribunal or other competent governmental agency or authority or regulatory body which if determined adversely to the Seller would materially affect the Joint Venture;
(j) to the best of the Seller's knowledge and belief, without having made specific inquiry, neither the Joint Venture or Pine Valley has any material liabilities, contingent or otherwise (of which the Buyer is not aware), known or unknown, which have not been disclosed to the Buyer; and
(k) the Seller is not a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada).

8. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND GLOBALTEX
8.1 Representations and Warranties of the Buyer
The Buyer represents and warrants as follows and acknowledges and confirms that the Seller is relying upon such representations and warranties in entering into this Agreement:
(a) the Buyer is a valid and subsisting company duly incorporated under the laws of the Province of British Columbia and has all necessary corporate power and authority to enter into this Agreement and perform its obligations hereunder;
(b) this Agreement has been duly executed and delivered by the Buyer and is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency and other laws affecting creditors' rights generally and subject to the qualification that specific performance and injunction, as equitable remedies, may only be granted in the discretion of a court of competent jurisdiction;
(c) the Buyer has good and sufficient right, power, corporate authority and capacity to enter into and perform its obligations under this Agreement; and
(d) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not conflict with or result in the breach of, or the acceleration of, any terms, provisions or conditions of or constitute a default under: (i) the constating documents of the Buyer; (ii) any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate or other instrument to which the Buyer is a party or is bound; or (iii) any term or provision of any licenses, registrations or qualifications of the Buyer or any order of any governmental authority or any applicable law.

8.2 Representations and Warranties of Globaltex
Globaltex represents and warrants as follows and acknowledges and confirms that the Seller is relying upon such representations and warranties in entering into this Agreement:
(a) Globaltex is a valid and subsisting company duly incorporated under the laws of the Province of British Columbia and has all necessary corporate power and authority to enter into this Agreement and perform its obligations hereunder;
(b) this Agreement has been duly executed and delivered by Globaltex and is a legal, valid and binding obligation of Globaltex, enforceable against Globaltex in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency and other laws affecting creditors' rights generally and subject to the qualification that specific performance and injunction, as equitable remedies, may only be granted in the discretion of a court of competent jurisdiction;
(c) Globaltex has good and sufficient right, power, corporate authority and capacity to enter into and perform its obligations under this Agreement; and
(d) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not conflict with or result in the breach of, or the acceleration of, any terms, provisions or conditions of or constitute a default under: (i) the constating documents of Globaltex; (ii) any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate or other instrument to which Globaltex is a party or is bound; or (iii) any term or provision of any licenses, registrations or qualifications of Globaltex or any order of any governmental authority or any applicable law.

9. FURTHER CONDITIONS OF CLOSING
9.1 Buyer's Further Conditions of Closing
The Buyer's obligation to carry out the terms of this Agreement and to complete the purchase referred to in Section 3.1 hereof subject to the conditions, each waivable unilaterally by the Buyer at its election, that:
(a) the representations and warranties of the Seller contained in this Agreement or in any certificate or other document delivered to the Buyer pursuant hereto will be true and correct in all material respects on or as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, regardless of the date as of which the information in this Agreement or any such schedule or certificate or document is given;
(b) all the obligations of the Seller under this Agreement to be performed at or before the Closing will have been performed in all material respects; and
(c) on the Closing Date, no action or proceeding at law or in equity will be pending or threatened by any Person and no injunction or restraining order will be in effect to enjoin or prohibit the purchase and sale of the Joint Venture Interest contemplated hereby or the right of the Buyer to own any of the assets that make up the Joint Venture Interest.

9.2 Seller's Further Conditions of Closing
The obligation of the Seller to carry out the terms of this Agreement and to complete the sale referred to in Section 3.1 hereof is subject to the conditions, each waivable unilaterally by the Seller at its election, that:
(a) the representations and warranties of the Buyer and Globaltex contained in this Agreement or in any certificate or other document delivered to the Seller pursuant hereto will be true and correct in all material respects on or as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, regardless of the date as of which the information in this Agreement or any such schedule or certificate or document is given; and
(b) all the obligations of the Buyer and Globaltex under this Agreement to be performed at or before the Closing will have been performed in all material respects.

10. ASSUMPTION OF OBLIGATIONS AND LIABILITIES
10.1 Assumption of Obligations and Liabilities
Except as expressly provided under this Agreement, neither the Buyer, nor Globaltex, will assume or in any way be responsible for any obligations of the Seller.

10.2 Assignment and Assumption
As of and from the Closing Date, and subject to completion of the Closing, the Buyer hereby covenants and agrees to assume and be bound by the obligations of the Seller arising or accruing after the Closing Date under the Joint Venture Agreement (including, without limitation, any outstanding and uncontributed Cash Calls) and the Ancillary Joint Venture Agreements, and to promptly pay, discharge and perform the same when due in accordance with the terms thereof.

11. CLOSING
11.1 Closing Date
The closing of the purchase and sale contemplated by this Agreement (the "Closing") will take place at 10:00 a.m. on the first to occur of:
(a) that day which is the first business day following the sixth day after the Buyer gives notice to the Seller that all of the conditions set out in Section
2.2 have been satisfied or waived, and
(b) Wednesday, December 10, 2003.(the "Closing Date").

The Closing will take place at the Vancouver offices of the Buyer's legal counsel, or at such other place as may be mutually agreed to by the Parties.

11.2 Seller's Closing DocumentsAt the Closing, the Seller will table and, in accordance with the other provisions of this Part, will deliver to the Buyer:
(a) a certificate of a senior officer of the Seller directed to the truth and accuracy of the representations and warranties of the Seller in this Agreement and the performance by the Seller of the covenants to be performed at or before the Closing and providing particulars of any inaccuracy or non-performance;
(b) certified copies of resolutions of the directors of the Seller authorizing the execution and delivery by the Seller of this Agreement and the performance of the Seller's obligations hereunder, including, without limitation, the sale and transfer of the Joint Venture Interest to the Buyer;
(c) share certificate issued in the name of the Seller representing the Share included in the Joint Venture Interest duly endorsed for transfer by the Seller
(d) duly executed resignations of the Pine Valley directors and officers who are nominees of the Seller;
(e) the Falls Mountain Share Pledge, for cancellation on completion of the other Closing deliveries, and any certificates representing shares in the capital of the Buyer delivered to the Seller in connection with the Falls Mountain Share Pledge or security pledged by the Buyer or Globaltex in lieu of such shares; and
(f) all other documents as the Buyer may reasonably request, at its cost, pursuant to the terms and conditions of this Agreement and to evidence the sale and transfer of the Joint Venture Interest to the Buyer.

11.3 Buyer's Closing Documents
At the Closing the Buyer will table and, in accordance with the other provisions in this Part, will deliver to the Seller:
(a) a certificate of a senior officer of the Buyer directed to the truth and accuracy of the representations and warranties of the Buyer in this Agreement and the performance by the Buyer of the covenants to be performed at or before the Closing and providing particulars of any inaccuracy or non-performance;
(b) a certificate of a senior officer of Globaltex directed to the truth and accuracy of the representations and warranties of Globaltex in this Agreement and the performance by Globaltex of the covenants to be performed at or before the Closing and providing particulars of any inaccuracy or non-performance;
(c) certified copies of resolutions of the directors of the Buyer authorizing the execution and delivery by the Buyer of this Agreement and the performance of the Seller's obligations hereunder;
(d) certified copies of resolutions of the directors of Globaltex authorizing the execution and delivery by Globaltex of this Agreement and the performance of Globaltex's obligations hereunder;
(e) the bank draft or certified cheque in payment of the Purchase Price under
Section 3.4; and
(f) all other documents as the Seller may reasonably request, at its cost, pursuant to the terms and conditions of this Agreement.

11.4 Records
On or before thirty (30) days after the Closing, the Seller will deliver to the Buyer all of the records in its possession or control pertaining to the Joint Venture Interest, provided that the Seller may retain copies of records required to meet the Seller's and Mitsui's tax requirements, and provided further that, following the Closing, upon the request of the Seller, the Buyer will provide the Seller with reasonable access to the records pertaining to the Joint Venture Interest in connection with the Seller's and Mitsui's accounting and other legal requirements.

12. INDEMNIFICATION

12.1 Survival of Seller's Representations
The representations, warranties, covenants and agreements of the Seller contained in this Agreement and any document or certificate given by the Seller pursuant hereto or thereto will survive the closing of the transactions contemplated herein and remain in full force and effect.

12.2 Buyer's Indemnification
The Seller will indemnify and save harmless each of the Buyer and Globaltex and their respective shareholders, current and former directors, officers and employees (the "Buyer's Indemnified Persons") from and against any and all Damages incurred or suffered by the Buyer or the Buyer's Indemnified Persons by reason of, resulting from, in connection with, or arising in any manner whatsoever out of the breach of any warranty or covenant or the inaccuracy of any representation of the Seller contained or referred to in this Agreement or in any agreement ancillary hereto.

12.3 Survival of Buyer's Representations
The representations, warranties, covenants and agreements of the Buyer and Globaltex contained in this Agreement and any document or certificate given by the Buyer or Globaltex pursuant hereto or thereto will survive the closing of the transactions contemplated herein and remain in full force and effect.

12.4 Seller's Indemnification

The Buyer will indemnify and save harmless each of the Seller and its respective shareholders, current and former directors, officers and employees (the "Seller's Indemnified Persons") from and against any and all Damages incurred or suffered by the Seller or the Seller's Indemnified Persons by reason of, resulting from, in connection with, or arising in any manner whatsoever out of:
(a) the breach of any warranty or covenant or the inaccuracy of any representation of the Buyer or Globaltex contained or referred to in this Agreement or in any agreement ancillary hereto; and
(b) if the Closing completes, then any failure by the Buyer to observe or perform any covenant or obligation the Buyer is assuming under the Joint Venture Agreement or Ancillary Joint Venture Agreements from and after the Closing Date.

13. GENERAL
13.1 Time
Time will be of the essence in this Agreement.

13.2 Further Assurances
Before, at, and after the Closing Date, each Party will promptly execute and deliver all further documents and take all further action reasonably necessary or appropriate to give effect to the provisions and intent of this Agreement and to complete the transactions contemplated by this Agreement.

13.3 Entire Agreement
This Agreement, together with the agreements and other documents delivered pursuant hereto, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, express or implied, statutory or otherwise between the Parties hereto and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein and therein.

13.4 Notice
Each Notice to a Party must be given in writing and will be validly given if delivered on a business day to an individual at the address, or, if transmitted on a business day by fax to the fax number that the Party designates. Any
Notice:
(a) if validly delivered, will be deemed to have been given when delivered;
(b) if validly transmitted by fax before 3:00 pm. (local time at the place of receipt) on a business day, will be deemed to have been given on that business day; and
(c) if validly transmitted by fax after 3:00 p.m. (local time at the place of receipt) on a business day, will be deemed to have been given on the business day after the date of the transmission.

13.5 Assignment
This Agreement may not be assigned by any Party without the prior written consent of the other Parties. This Agreement will enure to the benefit of and be binding upon the each of the Parties and their successors and permitted assigns.

13.6 Counterparts
This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts with the same effect as if all Parties had all signed and delivered the same ddocument and all counterparts will be construed together to be an original and will constitute one and the same agreement.

13.7 Delivery by Fax
Any Party may deliver an executed copy of this Agreement by fax but that Party will immediately dispatch by delivery in person to the other Parties an originally executed copy of this Agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement the day and year first above written.

FALLS MOUNTAIN COAL INC.


Per:
     Authorized Signatory
     I have authority to bind
     FALLS MOUNTAIN COAL INC.
MITSUI MATSUSHIMA CANADA LTD.


Per:
     Authorized Signatory
     I have authority to bind
     MITSUI MATSUSHIMA CANADA LTD.

GLOBALTEX INDUSTRIES INC.


Per:
     Authorized Signatory
     I have authority to bind
     GLOBALTEX INDUSTRIES INC.



SCHEDULE 1.2(b)

Ancillary Joint Venture Agreements

The Ancillary Joint Venture Agreements are as follows:

1. Freight Transportation Agreement made as of February 14, 1996 between BC Rail Ltd., Pine Valley Coal Ltd., Falls Mountain Coal Inc., Mitsui Matsushima Canada Ltd. and BCR Ventures Inc. (as amended).

2. Letter Agreement dated February 14, 1996 between Pine Valley Coal Ltd., BC Rail Ltd., Falls Mountain Coal Inc., Mitsui Matsushima Canada Ltd. and BCR Ventures Inc. regarding a port agreement (as amended).

3. Sales Agency Agreement made as of February 14, 1996 between Pine Valley Coal Ltd., Falls Mountain Coal Inc., Mitsui Matsushima Canada Ltd. and BCR Ventures Inc. (as amended).

4. Operating Agreement made as of February 14, 1996 between Pine Valley Coal Ltd., Falls Mountain Coal Inc., Mitsui Matsushima Canada Ltd. and BCR Ventures Inc. (as amended).

5. Declaration of Trust made and executed by Pine Valley Coal Ltd. on February 14, 1996 in favour of Falls Mountain Coal Inc., Mitsui Matsushima Canada Ltd. and BCR Ventures Inc. (as amended).


SCHEDULE 1.2(i)

Falls Mountain Share Pledge

See the attached Share Pledge Agreement.


SCHEDULE 1.2(t)

Permitted Liens


1. Lien in favour of the British Columbia Ministry of Energy and Mines over a reclamation security deposit in the amount of $139,000 held on deposit with HSBC Mortgage Corporation pursuant to the requirements of Reclamation Permit C-153.



SCHEDULE 1.2(aa)

Terminated Ancillary Agreements

The Terminated Ancillary Agreements are as follows:

1. Shareholders' Agreement made as of February 14, 1996 among Pine Valley Coal Ltd., Falls Mountain Coal Inc., Mitsui Matsushima Canada Ltd. and BCR Ventures Inc.

2. Letter Agreement dated February 14, 1996 between Mitsui Matsushima Canada Ltd., Falls Mountain Coal Inc. and BCR Ventures Inc. regarding the appointment of a engineer from Mitsui Matsushima Canada Ltd. or Mitsui Matsushima Co., Ltd. to monitor mine exploration and development. (as amended).



SCHEDULE 2.1

Marketing Agreement

[Mitsui Matsushima Co., Ltd.]

We write to you in connection with the Willow Creek Joint Venture formed pursuant to the joint venture agreement between you, your parent company, Globaltex Industries Inc. ("Globaltex"), and our wholly-owned subsidiary, Mitsui Matsushima Canada Ltd. ("Mitsui Canada"), dated February 14, 1996. We confirm our understanding that you propose to enter into an agreement with Mitsui Canada pursuant to which you will agree to purchase Mitsui Canada's participating interest in the Willow Creek Joint Venture (the "Purchase Agreement"). We further confirm our understanding that upon the completion of that purchase you will be the sole owner of the Willow Creek project.

As you know, we have two lines of interest in the Willow Creek Joint Venture - a direct interest arising under the Mitsui Marketing Agreement (the "Marketing Agreement") made on February 14, 1996 between you, us, Mitsui Canada, and Pine Valley Coal Ltd. ("Pine Valley"); and indirect interest by virtue of our interest in Mitsui Canada. In our view, the completion of the purchase transaction contemplated under the Purchase Agreement is in our interest and in the interest of Mitsui Canada. We understand that, in order for you to enter into the Purchase Agreement, you require our acknowledgements and assurances on certain matters relating to the Marketing Agreement. Therefore, in consideration for the payment of $10.00 by each of us and Globaltex to the others and other valuable consideration (the receipt and sufficiency of which are hereby acknowledged by both of us and Globaltex), the three of us agree as follows:

1. We have not appointed any subagents as permitted by Section 3.7 of the Marketing Agreement.

2. During the Closing Period (as defined in the Purchase Agreement):

(a) the operation of the Marketing Agreement will be suspended;

(b) Pine Valley will be permitted to act as the coal sales agent to the Willow Creek Joint Venture, provided that you will ensure that Pine Valley will not appoint any new coal sales agent unless such appointment will automatically terminate, with no follow on rights or obligations for, or recourse against us, Mitsui Canada or Pine Valley, in the event that you do not complete the purchase of Mitsui Canada's interest in the Willow Creek Joint Venture in accordance with the terms of the Purchase Agreement; and

(c) Pine Valley will be allowed to enter into new coal sales contracts, provided that, if the coal deliverable under any such coal sales contract is deliverable after the proposed Closing Date (as defined in the Purchase Agreement), then, unless we have given our written consent to such a contract, it will contain a condition that it is conditional upon the completion of the Closing (as defined in the Purchase Agreement) and will automatically terminate, with no follow on rights or obligations for, or recourse against us, Mitsui Canada or Pine Valley, in the event that you do not complete the purchase of Mitsui Canada's interest in the Willow Creek Joint Venture in accordance with the terms of the Purchase Agreement.

3. If you complete the purchase of Mitsui Canada's interest in the Willow Creek Joint Venture, we understand that the Marketing Agreement will automatically terminate and we will not attempt to exercise any further rights under the Marketing Agreement.

4. If you do not complete the purchase of Mitsui Canada's interest in the Willow Creek Joint Venture, we understand that our rights arising under or out of the Marketing Agreement, to the extent limited by the terms of this letter agreement or the Purchase Agreement, will be restored.

5. Falls Mountain Coal Inc. ("Falls Mountain") will indemnify and save harmless Mitsui Matsushima Co, Ltd. ("Mitsui Japan") and its shareholders, current and former directors, officers and employees (the "Indemnified Persons") from and against any and all actions, demands, losses, claims, damages (including lost profits, consequential damages, interest, remediation cost recovery claims, orders, penalties, expenses, fines and monetary sanctions) liabilities and costs of whatever kind or character incurred or suffered by Mitsui Japan or the Indemnified Persons by reason of, resulting from, in connection with, or arising in any manner whatsoever out of the breach of any warranty or covenant or the inaccuracy of any representation of Falls Mountain contained or referred to in this letter agreement.

6. Globaltex hereby guarantees the performance by Falls Mountain of the covenants, agreements and obligations of Falls Mountain under this letter agreement and guarantees the payment by Falls Mountain to Mitsui Japan of any and all loss, damage, expense, liability, claim or demand suffered or incurred by Mitsui Japan arising out of any breach of any covenant, agreement, representation or warranty of this letter agreement by Falls Mountain or any misrepresentation on the part of Falls Mountain.

Globaltex acknowledges and agrees that none of the following will release Globaltex of any of its obligations under its guarantee:
(a) any modification, amendment or change to the rights or obligations of Falls Mountain under this letter agreement in any manner whatsoever, regardless of the magnitude or materiality of such change and regardless of whether Globaltex has consented to or approved such change;
(b) the granting of any time, renewals, extensions, or indulgences to Falls Mountain with respect to its obligations under this letter agreement;
(c) the taking of any securities (which word as herein used includes other guarantees) for the performance by Falls Mountain of its obligations under this letter agreement; abstaining from taking or perfecting such securities; accepting compositions from, exchanging, enforcing, waiving or releasing any such securities; or otherwise dealing with such securities as Mitsui Japan may see fit, and, Mitsui Japan may apply all monies at any time received from such securities or Falls Mountain or others to such part of the liabilities of Falls Mountain as Mitsui Japan deems best and change such application in whole or in part from time to time as Mitsui Japan sees fit;and Globaltex further waives presentment, demand, protest and all notices and any right to require Mitsui Japan to proceed against Falls Mountain or to proceed against or exhaust any security or pursue any other remedy available to Mitsui Japan as a condition to enforcement of Globaltex's obligations under this guarantee.


We trust the terms of this letter agreement meet with your acceptance. Please indicate your acceptance and that of Globaltex to the terms of this letter agreement below.



Mitsui Matsushima Co., Ltd.



Per:
     Authorized Signatory

Acknowledged and agreed to by the undersigned this 10 day of March 2003



Falls Mountain Coal Inc.


Per:
     Authorized Signatory

Globaltex Industries Inc.


Per:
     Authorized Signatory

Pine Valley Coal Ltd.


Per:
     Authorized Signatory




SCHEDULE 4.3

Operating Agreement

[Pine Valley Coal]

We are writing in connection with the Willow Creek Joint Venture formed pursuant to the Joint Venture Agreement between Falls Mountain Coal Inc. ("Falls Mountain"), Globaltex Industries Inc. ("Globaltex") and Mitsui Matsushima Canada Ltd. ("Mitsui Canada") dated February 14, 1996.
We confirm our understanding that Falls Mountain and Mitsui Canada propose to enter into an agreement pursuant to which Falls Mountain will agree to purchase Mitsui Canada's participating interest in the Willow Creek Joint Venture ("the Purchase Agreement").

In consideration for the payment of $10.00 by Mitsui Canada and Falls Mountain to us (the receipt and sufficiency if which we hereby acknowledge), we agree to the following modification of the Sales Agency Agreement and the Operating Agreement between ourselves and Falls Mountain and Mitsui Canada dated February 14, 1996:

1. Pine Valley will not seek indemnity or reimbursement from Mitsui Canada pursuant to sections 3.2 and 3.3 of the Operating Agreement or sections 3.2 and
3.3 of the Sales Agency Agreement in relation to any liability, expense, and cost we incur in performance of our duties, obligations and rights under the Operating Agreement or Sales Agency Agreement during the Closing Period (as defined in the Purchase Agreement), whether or not cash calls or requests for reimbursement are made during or after the Closing Period, and including any liabilities, costs and expenses under any new contracts entered into by Pine Valley in connection with the Joint Venture during the Closing Period, except as otherwise consented to in writing by Mitsui Canada; and

2. Pine Valley acknowledges and agrees it will have no authority under the Operating Agreement to bind Mitsui Canada with respect to any costs, liabilities and expenses of the Joint Venture incurred during the Closing Period, including any and all amounts due under any new contracts entered into by Pine Valley in connection with the Joint Venture during the Closing Period, except as otherwise consented to in writing by Mitsui Canada;

3. Pine Valley acknowledges and agrees that if it enters into any coal sales contract for the delivery of coal after the Closing Period, then unless Mitsui Canada provides its consent to such a contract, it will contain a condition that the contract is conditional on the completion of the purchase by Falls Mountain under the Purchase Agreement and it will automatically terminate with no recourse against Pine Valley or Mitsui Canada in the event the purchase does not complete.

Pine Valley Coal Ltd.



Per:
     Authorized Signatory

Acknowledged and agreed to by the undersigned this 10 day of March 2003.


Falls Mountain Coal Inc.


Per:
     Authorized Signatory

Mitsui Matsushima Canada Ltd.


Per:
     Authorized Signatory




Financial Statements of

WILLOW CREEK JOINT VENTURE

Years ended December 31, 2002 and 2001


AUDITORS' REPORT TO THE VENTURERS

We have audited the balance sheet of the Willow Creek Joint Venture as at December 31, 2002 and the statements of joint venturers' capital and cash flows for the year then ended. These financial statements are the responsibility of the Joint Venture's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Joint Venture as at December 31, 2002 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.



"KPMG LLP"
Chartered Accountants

Vancouver, Canada
March 10, 2003


WILLOW CREEK JOINT VENTURE
Balance Sheets
December 31, 2002 and 2001

                                                2002                    2001

Assets

Current assets:
Cash                                          $ 21,105             $ 86,252
Amounts receivable and prepaid expenses         64,545               18,926
                                                85,650              105,178

Reclamation deposits                           149,000              114,000

Equipment (note 3)                               7,527                9,927

Coal property interests (note 4)            10,626,943           10,294,213

                                          $ 10,869,120         $ 10,523,318

Liabilities and Joint Venturers' Capital

Current liabilities:
Accounts payable and accrued liabilities
                     (note 7)                 $ 39,120            $ 313,449

Joint venturers' capital (note 5)           10,830,000           10,209,869

                                          $ 10,869,120         $ 10,523,318

Nature of operations (note 1)
Subsequent events (notes 1 and 5)


See accompanying notes to financial statements.

Approved by the Venturers:


"Mark Fields"                       "Shoichiro Yonezawa"
Falls Mountain Coal Inc.            Mitsui Matsushima Canada Ltd.



WILLOW CREEK JOINT VENTURE
Statement of Joint Venturers' Capital

December 31, 2002

                                                Repayments
                 Balance     Contri-   Distri-  by Falls    Balance   Ownership
                 12/31/01'  -butions  -butions  Mountain   12/31/02'  interests
                             (note 5)  (note 5) (note 5)        (notes 1 and 5)

Falls Mountain $ 6,806,631 $ 47,545 $ (1,713,817) $ 1,607,063 $ 6,747,422 62.3%

Mitsui          3,403,238 3,143,312     (856,909) (1,607,063)   4,082,578 37.7%

            $ 10,209,869 $ 3,190,857 $ (2,570,726) $ -       $ 10,830,000 100.0%

See accompanying notes to financial statements.



WILLOW CREEK JOINT VENTURE
Statements of Cash Flows

Years ended December 31, 2002 and 2001

                                                2002                    2001

Cash provided by (used in):

Investments:
  Reclamation deposits                       $ (35,000)              $ -
  Purchase of equipment                           -                  (7,136)
  Coal property interests,
    net of amortization                       (330,330)          (1,169,694)
  Change in non-cash working capital items    (319,948)               63,140
                                              (685,278)          (1,113,690)

Financing:
Net contributions from venturers               620,131            1,016,750

Decrease in cash                               (65,147)            (96,940)

Cash, beginning of year                         86,252              183,192

Cash, end of year                             $ 21,105             $ 86,252

Supplementary information:
Taxes paid $ - $ -
Interest paid - -

See accompanying notes to financial statements.


WILLOW CREEK JOINT VENTURE
Notes to Financial Statements

Years ended December 31, 2002 and 2001


1. Nature of operations:
The Willow Creek Joint Venture (the "Joint Venture") was formed pursuant to an agreement between BCR Ventures Inc. ("BCR Ventures"), Falls Mountain Coal Inc. ("Falls Mountain") and Mitsui Matsushima Canada Ltd. ("Mitsui Matsushima") dated February 14, 1996 (the "Agreement"). The Joint Venture was formed to assess the feasibility of developing a coal mine within an area of mutual interest located near Willow Creek, west of Chetwynd, British Columbia.
Pine Valley Coal Ltd. was incorporated by the Joint Venture participants and is the operator of the Joint Venture.

Under the Agreement, Falls Mountain contributed 25 coal licences together with other related assets in connection with exploration activities at Willow Creek, which were transferred to the Joint Venture at an agreed value of $2,500,000. BCR Ventures and Mitsui Matsushima agreed to equally fund the Joint Venture, by way of capital contributions, during the initial phases.

The Agreement provided for an initial participation structure such that Falls Mountain held a 50% participation interest and BCR Ventures and Mitsui Matsushima each held 25%. During 1997, BCR Ventures and Mitsui Matsushima each earned a one-third interest in the Joint Venture with contributions totalling $2,500,000 each. The Agreement further provided that once BCR Ventures and Mitsui Matsushima earn their one-third interest, funding will be provided on an equal basis by all venturers (note 5).

During 2001, BCR Ventures sold its participating interest in the Joint Venture and its share of Pine Valley Coal Ltd. to Falls Mountain for cash consideration of $3,902,543. A company related to BCR Ventures has retained the rail contract for the Joint Venture.

Subsequent to December 31, 2002, Falls Mountain and Mitsui Matsushima entered into an agreement whereby Falls Mountain agrees to purchase Mitsui Matsushima's one-third interest in the Joint Venture and its share of Pine Valley Coal Ltd. for cash consideration of $6,000,000, payable on closing. The agreement provides that closing must occur prior to December 10, 2003 or the agreement is terminated. Should the acquisition not be consummated due to Falls Mountain's inability to secure the necessary financing, Falls Mountain agrees to pay Mitsui Matsushima a break-up fee of $500,000. Falls Mountain's parent company has guaranteed Falls Mountain's obligations under this agreement and has pledged its shares of Falls Mountain as security for the break-up fee.

Since formation, the Joint Venture has been assessing its coal property interests and has completed a feasibility study that indicates, based on the assumptions used, that its coal properties contain reserves that are economically recoverable. The Joint Venture is currently in the process of negotiating sales contracts with potential customers. During 2001 and 2002, the Joint Venture completed two trial cargo shipments of its coal. The recoverability of amounts shown for coal property interests is dependent upon the ability of the Joint Venture to obtain acceptable sales contracts, the ability of the Joint Venture to obtain the necessary financing to complete the development, and upon future profitable coal production and sales, or sufficient proceeds from the disposition of coal property interests.

These financial statements have been prepared in accordance with accounting principles applicable to a going concern. At December 31, 2002, the Joint Venture has working capital of $46,530 which is insufficient to fund its ongoing operations. The ability of the Joint Venture to meet liabilities as they come due and to continue as a going concern is dependent upon its ability to obtain financing from the venturers or other sources, and achieve profitable operations from developing its coal property interests. Failure to continue as a going concern would require restatement of assets and liabilities on a liquidation basis, which would differ materially from the going concern basis.

2. Significant accounting policies:

(a) Basis of presentation:
These financial statements reflect the financial position and results of operations of the Joint Venture and do not include all of the assets, liabilities, revenues and expenses of the joint venturers. Provision has not been made for income taxes as this is the responsibility of each of the joint venturers.

(b) Equipment:
Equipment is recorded at cost and is amortized over its estimated useful life using the declining balance method at between 20% and 30% per annum.

(c) Coal property interests:
Coal property acquisition costs and related exploration and development expenditures, net of recoveries in the pre-production stage, are deferred until the property is placed into production, sold, allowed to lapse or abandoned. These costs and any associated site reclamation obligations will be amortized over the estimated life of the property on a unit of production basis following commencement of commercial production, or will be written off or provided in full if the property is sold, allowed to lapse or abandoned.

The amounts shown for coal property interests represent the agreed value for the 25 coal licences contributed by Falls Mountain and net costs incurred to date, and are not intended to reflect present or future values.

(d) Use of estimates:
The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates include the determination of impairment of coal property interests. Actual results could differ from those estimates.

(e) Comparative figures:
Certain of the prior years comparative figures have been reclassified to conform with the presentation adopted for the current year.

3. Equipment:

                                                       2002             2001
                                Accumulated        Net book         Net book
                       Cost     amortization          value            value

Office equipment    $ 14,805     $ 10,175           $ 4,630          $ 5,787
Computer equipment     4,870        1,973             2,897            4,140

                    $ 19,675     $ 12,148           $ 7,527          $ 9,927


4. Coal property interests:
                                                      2002              2001

Willow Creek Project:

Balance, beginning of year                     $ 10,294,213      $ 9,122,625

Exploration and development expenditures
(recoveries) incurred during the year:
  Administrative (note 7)                            61,392          166,117
  Amortization                                        2,400            1,894
  Consulting and management fees                    104,436          312,694
  Environmental                                      89,685           54,694
  Feasibility / in-fill drilling                     86,582           35,087
  Freight and stand-by charges (note 7)           1,071,167          849,457
  General                                             1,200              486
  Geological                                         14,862           50,951
  Laboratory / quality control                       20,046           27,174
  Licenses                                          113,039          104,855
  Mining costs                                    1,496,201        1,476,531
  Surveying                                          17,170           13,942
  Coal sales, net of commissions (note 7)        (2,545,022)     (1,907,463)
  Timber sales                                     (198,324)               -
  Interest and other revenue                         (2,104)        (14,831)
                                                    332,730        1,171,588

Balance, end of year                           $ 10,626,943     $ 10,294,213

4. Coal property interests (continued):
The Joint Venture owns a 100% interest in a coal lease, which was converted from 21 coal licences, and 15 coal licences surrounding Willow Creek, west of Chetwynd, British Columbia. The Joint Venture acquired 25 of the coal licences from Falls Mountain at an agreed value of $2,500,000, in accordance with the Agreement, eight coal licences were received from BCR Ventures and the parent company of Falls Mountain, who had applied to the Government of British Columbia for registration of these licences prior to the formation of the Joint Venture, and the remaining three coal licences were staked by the Joint Venture

5. Joint Venturers' capital:
Details of the cash calls, contributions and distributions of the Joint Venturers for 2002 and 2001 are as follows:

                                          Falls           Mitsui
2002                                     Mountain      Matsushima        Total

Proportionate share of January,
February and March 2002 cash calls     $ 1,212,667     $ 606,333    $ 1,819,000

Contributions of other Joint
Venturers' proportionate share         (1,212,667)     1,212,667              -

Proportionate share of April 2002
cash calls (re: rail commissions)         702,665        351,333      1,053,998

Contribution of other Joint
Venturers' proportionate share           (702,665)       702,665              -

Proportionate share of July 2002
cash call                                  47,545         23,773         71,318

Proportionate share of August 2002
cash call                                 164,357         82,184        246,541

Contribution of other Joint
Venturers' proportionate share           (164,357)       164,357              -
                                           47,545      3,143,312      3,190,857

Proportionate share of April 2002
cash distribution                      (1,713,817)      (856,909)   (2,570,726)

Net contributions (distributions)    $ (1,666,272)   $ 2,286,403      $ 620,131


                                          Falls           Mitsui
2001                                     Mountain      Matsushima        Total

Proportionate share of February 2001
cash call                               $ 300,000      $ 149,930      $ 449,930

Proportionate share of March 2001
cash call                                 359,870        179,930        539,800

Contributions of other Joint
Venturers' proportionate share           (359,870)       359,870             -

Proportionate share of June, July and
August 2001 cash calls                    759,550        379,764     1,139,314
                                        1,059,550      1,069,494     2,129,044

Proportionate share of November 2001
cash distribution                        (741,532)      (370,762)   (1,112,294)

Net contributions                       $ 318,018      $ 698,732    $ 1,016,750

At December 31, 2000, Falls Mountain and Mitsui Matsushima's participating interest in the Joint Venture had each increased to 34.0% as a result of BCR Ventures' election, pursuant to the Agreement, not to contribute to the October 2000 cash call. To December 31, 2000, BCR Ventures had not repaid its proportionate share of the October 2000 cash call and its participating interest had been reduced to 32.0%. In accordance with the terms of the Agreement, BCR Ventures had one year from the date of having its proportionate interest reduced to recover such reduction by paying its proportionate share of the cash calls, including interest thereon, to the other Joint Venture participants. In January 2001, BCR Ventures sold its participating interest in the Joint Venture to Falls Mountain and in August 2001, Falls Mountain repaid the share of the October 2000 cash call not contributed by BCR Ventures that was due to Mitsui Matsushima by paying $60,367, plus interest thereon, to Mitsui Matsushima. In September 2001, Falls Mountain repaid its proportionate share of the March 2001 cash call by paying $359,870, plus interest thereon, to Mitsui Matsushima.

Subsequent to December 31, 2002, Falls Mountain repaid the balance of Falls Mountain's share of cash calls contributed by Mitsui Matsushima during 2002 not repaid during 2002, plus interest thereon, and restored the ownership interests to 66-2/3% Falls Mountain and 33-1/3% Mitsui Matsushima. In addition, subsequent to this repayment, Falls Mountain and Mitsui Matsushima entered into an agreement whereby Falls Mountain agreed to purchase Mitsui Matsushima's one-third interest in the Joint Venture for cash of $6,000,000 (note 1).

6. Fair value of financial instruments:
The fair values of cash, amounts receivable and accounts payable and accrued liabilities approximate their carrying values due to the short term nature of those instruments.

7. Related party transactions:
During the year ended December 31, 2002, the Joint Venture was charged, by the Joint Venture participants or a former Joint Venture participant, or companies related to the Joint Venture participants or a former Joint Venture participant by way of common shareholders, a total of $69,290 (2001 - $34,112) for management fees and office rent and services, $25,704 (2001 - $19,153) for coal marketing, and $1,071,167 (2001 - $851,840) for freight, stand-by charges and railway infrastructure, which management of the Joint Venture believes represents market value.

At December 31, 2002, the Joint Venture has balances payable to related or formerly related parties in respect of the above charges as follows:
   $500 (2001 - $18,059) relating to office rent and services;
   Nil (2001 - $1,734) relating to coal marketing; and Nil (2001 - $223,435) payable to a company related to BCR Ventures for freight and railway infrastructure.

These amounts are included in accounts payable and accrued liabilities. In addition, included in amounts receivable and prepaid expenses at December 31, 2002 is $4,147 of payments made to a company related to a Joint Venture participant that has not yet been charged to coal property interests.